Exhibit 99.9

UNITED STATES DISTRICT COURT FOR

THE SOUTHERN DISTRICT OF NEW YORK

AUSTIN COHEN,
Case No.
Plaintiff,
JURY TRIAL DEMANDED
v.

INPHI CORPORATION, DIOSDADO P. BANATAO, DR. FORD TAMER, NICHOLAS E. BRATHWAITE, DR. CHENMING C. HU, DR. DAVID LIDDLE, DR. BRUCE MCWILLIAMS, ELISSA MURPHY, WILLIAM J. RUEHLE, and SAM S. SRINIVASAN,

Defendants.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff, Austin Cohen (“Plaintiff”), by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel, as to all other allegations herein, as follows:

NATURE OF THE ACTION

1.     This is an action brought by Plaintiff against Inphi Corporation (“Inphi” or the “Company”) and the members of the Company’s board of directors (collectively referred to as the “Board” or the “Individual Defendants” and, together with Inphi, the “Defendants”) for their violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (“Exchange Act”), 15 U.S.C. §§ 78n(a), 78t(a) and Rule 14a-9, 17 C.F.R. § 240.14a-9. Plaintiff’s claims arise in connection with the proposed merger between Inphi, Marvell Technology Group Ltd. (“Marvell”), Marvell Technology, Inc. (“HoldCo”), a wholly-owned subsidiary of Marvell, Maui Acquisition Company Ltd (“Bermuda Merger Sub”), a wholly-owned subsidiary of HoldCo, and Indigo Acquisition Corp. (“Delaware Merger Sub”), another wholly-owned subsidiary of HoldCo (“Proposed Transaction”).

Plaintiff also asserts a claim against the Individual Defendants for breaching their fiduciary duty of candor/disclosure under state law.

2.    On October 29, 2020, Inphi entered into an agreement and plan of merger with Marvell, HoldCo, Bermuda Merger Sub, and Delaware Merger Sub (“Merger Agreement”), whereby: (i) Bermuda Merger Sub will be merged with and into Marvell, with Marvell continuing as a wholly-owned subsidiary of HoldCo; and (ii) Delaware Merger Sub will be merged with and into Inphi, with Inphi continuing as a wholly-owned subsidiary of HoldCo.

3.     Upon consummation of the Proposed Transaction, each share of Inphi common stock will be converted into the right to receive: (i) $66.00 in cash; and (ii) 2.323 shares of HoldCo common stock (“Merger Consideration”).

4.    On December 22, 2020, in order to convince Inphi public common shareholders to vote in favor of the Proposed Transaction, the Defendants authorized the filing of a materially incomplete and misleading Form S-4 Registration Statement (“Registration Statement”) with the SEC, in violation of Sections 14(a) and 20(a) of the Exchange Act.

5.     In particular, the Registration Statement contains materially incomplete and misleading information concerning: (i) the financial projections prepared by Inphi management; and (ii) the valuation analyses performed by the Company’s financial advisor, Qatalyst Partners LP (“Qatalyst Partners”).

6.    The Proposed Transaction is expected to close in the second half of 2021, so the special meeting of Inphi shareholders to vote on the Proposed Transaction is imminent (“Shareholder Vote”). Therefore, it is imperative that the material information omitted from the Registration Statement be disclosed prior to the Shareholder Vote, so Inphi’s shareholders can properly exercise their corporate voting rights.

7.    For these reasons, and as set forth in detail herein, Plaintiff asserts claims against

Defendants for violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9. Plaintiff seeks to enjoin Defendants from taking any steps to consummate the Proposed Transaction, unless and until the material information discussed below is disclosed to Inphi shareholders sufficiently in advance of the upcoming Shareholder Vote or, in the event the Proposed Transaction is consummated, to recover damages resulting from the Defendants’ violations of the Exchange Act.

JURISDICTION AND VENUE

8.    This Court has jurisdiction over all claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(a) and 20(a) of the 1934 Act and Rule 14a-9.

9.    Personal jurisdiction exists over each Defendant either because the Defendant conducts business in or maintains operations in this District, or is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction over each Defendant by this Court permissible under the traditional notions of fair play and substantial justice. “Where a federal statute such as Section 27 of the [Exchange] Act confers nationwide service of process, the question becomes whether the party has sufficient contacts with the United States, not any particular state.” Sec. Inv’r Prot. Corp. v. Vigman, 764 F.2d 1309, 1315 (9th Cir. 1985). “[S]o long as a defendant has minimum contacts with the United States, Section 27 of the Act confers personal jurisdiction over the defendant in any federal district court.” Id. at 1316.

10.    Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as 28 U.S.C. § 1391, because Defendants are found or are inhabitants or transact business in this District. Indeed, Inphi’s common stock trades on the NasdaqGS, which is headquartered in this District. See, e.g., United States v. Svoboda, 347 F.3d 471, 484 n.13 (2d Cir. 2003) (collecting cases). In addition, the Company’s proxy solicitor, Mackenzie Partners, Inc. is located in this District at 1407 Broadway, New York, NY 10018.

PARTIES

11.     Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of Inphi common stock.

12.     Defendant Inphi is a public company incorporated under the laws of Delaware with principal executive offices located at 110 Rio Robles, San Jose, CA 95134. Inphi’s common stock trades on the NasdaqGS under the ticker symbol “IPHI.”

13.    Defendant Diosdado P. Banatao is, and has been at all relevant times, a director of the Company and Chairman Emeritus of its Board.

14.    Defendant Dr. Ford Tamer is, and has been at all relevant times, a director of the Company, its President, and Chief Executive Officer.

15.     Defendant Nicholas E. Brathwaite is, and has been at all relevant times, a director of the Company.

16.    Defendant Dr. Chenming C. Hu is, and has been at all relevant times, a director of the Company.

17.    Defendant Dr. David Liddle is, and has been at all relevant times, a director of the Company.

18.     Defendant Dr. Bruce McWilliams is, and has been at all relevant times, a director of the Company.

19.    Defendant Elissa Murphy is, and has been at all relevant times, a director of the Company.

20.    Defendant William J. Ruehle is, and has been at all relevant times, a director of the Company.

21.    Defendant Sam S. Srinivasan is, and has been at all relevant times, a director of the

Company.

22.     The defendants identified in paragraphs 13 through 21 are collectively referred to herein as the “Board” or the “Individual Defendants,” and together with the Company, the “Defendants.”

SUBSTANTIVE ALLEGATIONS

Background of the Company, Marvell, and the Proposed Transaction

23.     Inphi provides high-speed analog and mixed signal semiconductor solutions for the communications, datacenter, and computing markets in China, the United States, Thailand, and internationally. Its analog and mixed signal semiconductor solutions offer high signal integrity at various data speeds and reduce system power consumption. The Company’s semiconductor solutions address bandwidth bottlenecks in networks, maximize throughput and minimize latency in computing environments, and enable the rollout of communications and datacenter infrastructures. Its solutions provide a high-speed interface between analog and mixed signals, and digital information in high- performance systems, such as telecommunications transport systems, enterprise networking equipment, and data centers. The Company also provides 25G to 600G high-speed analog and mixed semiconductor solutions for the communications market. Its products perform a range of functions, such as amplifying, encoding, multiplexing, demultiplexing, and retiming signals at speeds up to 400 Gbps. Inphi sells its products directly through its sales force, as well as through a network of sales representatives and distributors to original equipment manufacturers.

24.    Marvell first revolutionized the digital storage industry by moving information at speeds never thought possible. Today, that same breakthrough innovation remains at the heart of the company’s storage, processing, networking, security and connectivity solutions. With leading intellectual property and deep system-level knowledge, Marvell’s semiconductor solutions continue to transform the enterprise, cloud, automotive, industrial and consumer markets.

25.    According to the October 29, 2020, joint press release announcing the Proposed Transaction:

Marvell to Acquire Inphi – Accelerating Growth and Leadership in Cloud and 5G Infrastructure

SANTA CLARA, Calif. and SAN JOSE, Calif., Oct. 29, 2020 /PRNewswire/ - - Marvell Technology Group Ltd. (NASDAQ: MRVL), a leader in infrastructure semiconductor solutions, and Inphi Corporation (NASDAQ: IPHI), a leader in high-speed data movement, today announced a definitive agreement, unanimously approved by the boards of directors of both companies, under which Marvell will acquire Inphi in a cash and stock transaction. In conjunction with the transaction, Marvell intends to reorganize so that the combined company will be domiciled in the United States, creating a U.S. semiconductor powerhouse with an enterprise value of approximately $40 billion.

Inphi has built a leading high-speed data interconnect platform uniquely suited to meet the insatiable demand for increased bandwidth and low power for the cloud data centers and global networks of the future. Inphi’s high-speed electro-optics portfolio provides the connectivity fabric for cloud data centers and wired and wireless carrier networks, just as Marvell’s copper physical layer portfolio does for enterprise and future in-vehicle networks. Combining Marvell’s storage, networking, processor, and security portfolio, with Inphi’s leading electro-optics interconnect platform, will position the combined company for end-to-end technology leadership in data infrastructure. This highly complementary transaction expands Marvell’s addressable market, strengthens customer base, and accelerates Marvell’s leadership in hyperscale cloud data centers and 5G wireless infrastructure.

Today’s machine learning and other data-driven workloads have expanded beyond the confines of the server and now span the entire cloud data center, making the software-defined data center the new computing paradigm. This trend drives hyper-connectivity within the data center, putting electro-optical interconnects at the heart of the cloud architecture. In addition, the need for bandwidth between data centers continues to grow at astounding rates. Combined with explosive Internet traffic growth and the rollout of new ultra-fast 5G wireless networks, the importance of Inphi’s high-speed data interconnect solutions will only accelerate. The combined company will be uniquely positioned to serve the data-driven world, addressing high growth, attractive end markets – cloud datacenter and 5G.

Our combined scale will provide more resources and capabilities to continue to invest and better manage the rapidly ramping process technology costs. The transaction is expected to generate annual run-rate synergies of $125 million to be realized within 18 months after the transaction closes and is expected to become accretive to Marvell’s non-GAAP earnings per share by the end of the first year after the transaction closes.

“Our acquisition of Inphi will fuel Marvell’s leadership in the cloud and extend our 5G position over the next decade,” said Matt Murphy, president and CEO of Marvell. “Inphi’s technologies are at the heart of cloud data center networks and they continue to extend their leadership with innovative new products, including 400G data center interconnect optical modules, which leverage their unique silicon photonics and DSP technologies. We believe that Inphi’s growing presence with cloud customers will also lead to additional opportunities for Marvell’s DPU and ASIC products.”

“Marvell and Inphi share a vision to enable the world’s data infrastructure and we have both transformed our respective businesses to benefit from the strong secular growth expected in the cloud data center and 5G wireless markets,” said Ford Tamer, President and CEO of Inphi. “Combining with Marvell significantly increases our scale, accelerates our access to the next generations of process technology, and opens up new opportunities in 5G connectivity.” Upon closing, Ford Tamer, Inphi’s President and CEO, will join Marvell’s Board of Directors.

(Emphasis in original).

26.     The Merger Consideration represents inadequate compensation for Inphi shareholders.

Registration Statement, 118.

27.     Therefore, it is imperative that the Company’s shareholders receive the material information (discussed in detail below) that Defendants have omitted from the Registration Statement, which is necessary for them to properly exercise their corporate suffrage rights and cast an informed vote on the Proposed Transaction.

The Registration Statement Omits Material Information

28.    Defendants filed a materially incomplete and misleading Registration Statement with the SEC, despite the Individual Defendants being obligated to carefully review the Registration Statement before it was filed and disseminated to the Company’s shareholders, to ensure that it did not contain any material misrepresentations or omissions. Therefore, the Registration Statement should be amended prior to the Shareholder Vote, so the Company’s shareholders can make an informed voting decision in connection with the Proposed Transaction.

29.    First, the Registration Statement fails to provide critical information regarding the financial projections prepared by Inphi management.

30.    Specifically, Defendants elected to include the “Inphi Projections” and the “Pro Forma Financial Information” projections prepared by management, while excluding Net Income projections for Inphi and the Pro Forma Combined Company (“Net Income Projections”), despite references to Net Income for both throughout the Registration Statement. Registration Statement, 52-53, 56-57, 234-235. By disclosing certain projections in the Registration Statement and withholding the Net Income Projections, Defendants render the projections on pages 125 and 127 of the Registration Statement materially incomplete and provide a misleading valuation picture of Inphi and the Pro Forma Combined Company. Simply put, Net Income projections are irreplaceable when it comes to fully, fairly, and accurately understanding a company’s projections and value.

31.     Unlike poker where a player must conceal his unexposed cards, the object of a registration statement is to put all of one’s cards on the table face-up. In this case, only some of the cards were exposed—the others were concealed. If a registration statement discloses financial projections and valuation information, such projections must be complete and accurate. The question here is not the duty to speak, but liability for not having spoken enough. With regard to future events, uncertain figures, and other so-called soft information, a company may choose silence or speech elaborated by the factual basis as then known—but it may not choose half-truths. See Campbell v. Transgenomic, et al., No. 18-2198 (8th Cir., March 1, 2019) (noting that “half-truths” are actionable misrepresentations under securities laws and collecting cases). Accordingly, Defendants have disclosed some of the projections, but have omitted the Net Income Projections.

32.    Second, the Registration Statement omits material information regarding Qatalyst Partners’ financial analyses with respect to the Proposed Transaction.

33.    The Registration Statement states that Qatalyst Partners utilized the “Analyst Projections” in performing its financial analyses, yet the Registration Statement does not disclose these referenced Analyst Projections. Registration Statement, 116, 119-20.

34.    Additionally, the Registration Statement provides that Qatalyst Partners utilized the “Adjusted Marvell Projections” in performing its financial analyses in connection with the Proposed Transaction. Id. at 115. However, the Registration Statement does not disclose these projections. If Defendants intended to reference the “Marvel Projections” on page 126 of the Registration Statement that were adjusted by Inphi management, then this must be clarified in an amendment to the Registration Statement – otherwise Defendants must disclose the “Adjusted Marvell Projections” referenced.

35.     With respect to Qatalyst Partners’ Illustrative Discounted Cash Flow Analysis for the Standalone Company, the Registration Statement omits: (i) the inputs and assumptions underlying the range of discount rates of 8.0% to 11.5% (based on an estimated weighted average cost of capital for Inphi); (ii) the terminal value of Inphi; (iii) the inputs and assumptions underlying a range of multiples of fully-diluted enterprise value to next-twelve-months NOPAT of 20.0x to 35.0x; and (iv) the number of fully diluted Inphi shares as of December 31, 2020. Id. at 116-17.

36.     As for the Illustrative Discounted Cash Flow Analysis for the Pro Forma Combined Company, the Registration Statement omits: (i) the inputs and assumptions underlying the range of discount rates of 8.0% to 10.0% (based on an estimated weighted average cost of capital for HoldCo, taking into account the mergers); (ii) the terminal value of HoldCo, taking into account the mergers; (iii) the inputs and assumptions underlying a range of multiples of fully-diluted enterprise value to next-twelve-months NOPAT of 20.0x to 35.0x; and (iv) the number of fully diluted HoldCo shares taking into account the mergers, as of December 31, 2020. Id. at 117-18.

37.     These key inputs are material to Inphi shareholders, and their omission renders the summary of Qatalyst Partners’ Illustrative Discounted Cash Flow Analyses incomplete and misleading. As one highly-respected law professor explained regarding these crucial inputs, in a discounted cash flow analysis a banker takes management’s forecasts, and then makes several key choices “each of which can significantly affect the final valuation.” Steven M. Davidoff, Fairness Opinions, 55 Am. U.L. Rev. 1557, 1576 (2006). Such choices include “the appropriate discount rate, and the terminal value…” Id. As Professor Davidoff explains:

There is substantial leeway to determine each of these, and any change can markedly affect the discounted cash flow value. For example, a change in the discount rate by one percent on a stream of cash flows in the billions of dollars can change the discounted cash flow value by tens if not hundreds of millions of dollars….This issue arises not only with a discounted cash flow analysis, but with each of the other valuation techniques. This dazzling variability makes it difficult to rely, compare, or analyze the valuations underlying a fairness opinion unless full disclosure is made of the various inputs in the valuation process, the weight assigned for each, and the rationale underlying these choices. The substantial discretion and lack of guidelines and standards also makes the process vulnerable to manipulation to arrive at the “right” answer for fairness. This raises a further dilemma in light of the conflicted nature of the investment banks who often provide these opinions.

Id. at 1577-78 (emphasis added). Without the above-mentioned information, Inphi’s shareholders cannot evaluate for themselves the reliability of Qatalyst Partners’ Illustrative Discounted Cash Flow Analyses, make a meaningful determination of whether the implied equity value ranges reflect the true value of the Company or were the result of an unreasonable judgment by Qatalyst Partners, and make an informed decision regarding whether to vote their shares in favor of the Proposed Transaction.

38.    Regarding Qatalyst Partners’ Selected Companies Analysis, the Registration Statement fails to disclose the inputs and assumptions underlying the selected representative range of 20.0x to 40.0x. Registration Statement, 118-19.

39.     Similarly, the Selected Transactions Analysis omits the inputs and assumptions underlying Qatalyst Partners’: (i) selected representative range of 5.5x to 11.0x applied to Inphi’s estimated next-twelve-months revenue; and (ii) selected representative range of 20.0x to 37.0x applied to Inphi’s estimated next-twelve-months non-GAAP earnings per diluted share excluding stock-based compensation expense, acquisition expenses, amortization of intangibles, inventory fair value step up related to acquisitions, noncash interest on convertible debt and other non- recurring charges. Id. at 119-20.

40.    In sum, the omission of the above-referenced information renders the Registration Statement materially incomplete and misleading, in contravention of the Exchange Act. Absent disclosure of the foregoing material information prior to the upcoming Shareholder Vote concerning the Proposed Transaction, Plaintiff will be unable to make an informed decision regarding whether to vote his shares in favor of the Proposed Transaction, and he is thus threatened with irreparable harm, warranting the injunctive relief sought herein.

CAUSES OF ACTION

COUNT I

(Against All Defendants for Violations of Section 14(a) of the Exchange Act and Rule 14a-9)

41.    Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

42.    Section 14(a)(1) of the Exchange Act makes it “unlawful for any person, by the use of the mails or by any means or instrumentality of interstate commerce or of any facility of a national securities exchange or otherwise, in contravention of such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors, to solicit or to permit the use of his name to solicit any proxy or consent or authorization in respect of any security (other than an exempted security) registered pursuant to section 78l of this title.” 15 U.S.C. § 78n(a)(1).

43.    Rule 14a-9, promulgated by the SEC pursuant to Section 14(a) of the Exchange Act, provides that proxy communications shall not contain “any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading.” 17 C.F.R. § 240.14a-9.

44.    The omission of information from a registration statement will violate Section 14(a) and Rule 14a-9 if other SEC regulations specifically require disclosure of the omitted information.

45.    Defendants have issued the Registration Statement with the intention of soliciting the Company’s public common stockholders support for the Proposed Transaction. Each of the Individual Defendants reviewed and authorized the dissemination of the Registration Statement, which fails to provide critical information regarding, amongst other things: (i) the financial projections prepared by Inphi managemnent; and (ii) the valuation analyses performed by Qatalyst Partners in connection with the Proposed Transaction.

46.     In so doing, Defendants made untrue statements of fact and/or omitted material facts necessary to make the statements made not misleading. Each of the Individual Defendants, by virtue of their roles as officers and/or directors, were aware of the omitted information but failed to disclose such information, in violation of Section 14(a). The Individual Defendants were therefore negligent, as they had reasonable grounds to believe material facts existed that were misstated or omitted from the Registration Statement, but nonetheless failed to obtain and disclose such information to the Company’s shareholders although they could have done so without extraordinary effort.

47.    The Individual Defendants knew or were negligent in not knowing that the Registration Statement is materially misleading and omits material facts that are necessary to render it not misleading. The Individual Defendants undoubtedly reviewed and relied upon most if not all of the omitted information identified above in connection with their decision to approve and recommend the Proposed Transaction; indeed, the Registration Statement states that Qatalyst Partners reviewed and discussed its financial analyses with the Individual Defendants, and further states that the Individual Defendants considered the financial analyses provided by Qatalyst Partners, as well as its fairness opinion and the assumptions made and matters considered in connection therewith. Further, the Individual Defendants were privy to and had knowledge of the projections for the Company and the details surrounding the process leading up to the signing of the Merger Agreement. The Individual Defendants knew or were negligent in not knowing that the material information identified above has been omitted from the Registration Statement, rendering the sections of the Registration Statement identified above to be materially incomplete and misleading. Indeed, the Individual Defendants were required to, separately, review Qatalyst Partners’ analyses in connection with their receipt of the fairness opinions, question Qatalyst Partners as to its derivation of fairness, and be particularly attentive to the procedures followed in preparing the Registration Statement and review it carefully before it was disseminated, to corroborate that there are no material misstatements or omissions.

48.    The Individual Defendants were, at the very least, negligent in preparing and reviewing the Registration Statement. The preparation of a registration statement by corporate insiders containing materially false or misleading statements or omitting a material fact constitutes negligence. The Individual Defendants were negligent in choosing to omit material information from the Registration Statement or failing to notice the material omissions in the Registration Statement upon reviewing it, which they were required to do carefully as the Company’s directors. Indeed, the Individual Defendants were intricately involved in the process leading up to the signing of the Merger Agreement and preparation and review of the Company’s financial projections.

49.    Inphi is also deemed negligent as a result of the Individual Defendants’ negligence in preparing and reviewing the Registration Statement.

50.    The misrepresentations and omissions in the Registration Statement are material to Plaintiff, who will be deprived of his right to cast an informed vote if such misrepresentations and omissions are not corrected prior to the Shareholder Vote. Plaintiff has no adequate remedy at law.

Only through the exercise of this Court’s equitable powers can Plaintiff be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

COUNT II

(Against the Individual Defendants for Violations of Section 20(a) of the Exchange Act)

51.    Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

52.    The Individual Defendants acted as controlling persons of Inphi within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers and/or directors of Inphi, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the incomplete and misleading statements contained in the Registration Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that Plaintiff contends are materially incomplete and misleading.

53.    Each of the Individual Defendants was provided with or had unlimited access to copies of the Registration Statement and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

54.    In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the Exchange Act violations alleged herein, and exercised the same. The Registration Statement contains the unanimous recommendation of each of the Individual Defendants to approve the Proposed Transaction. They were thus directly involved in preparing this document.

55.    In addition, as the Registration Statement sets forth at length, and as described herein,

the Individual Defendants were involved in negotiating, reviewing, and approving the Merger Agreement. The Registration Statement purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

56.    By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

57.    As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) and Rule 14a-9 by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff will be irreparably harmed.

58.    Plaintiff has no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

COUNT III

(Against the Individual Defendants for Breach of Fiduciary Duty of Candor/Disclosure)

59.    Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

60.    By virtue of their role as directors and/or officers of the Company, the Individual Defendants directly owed Plaintiff and all Company shareholders a fiduciary duty of candor/disclosure, which required them to disclose fully and fairly all material information within their control when they seek shareholder action, and to ensure that the Registration Statement did not omit any material information or contain any materially misleading statements.

61.    As alleged herein, the Individual Defendants breached their duty of candor/disclosure by approving or causing the materially deficient Registration Statement to be disseminated to Plaintiff and the Company’s other public shareholders.

62.    The misrepresentations and omissions in the Registration Statement are material, and Plaintiff will be deprived of his right to cast an informed vote if such misrepresentations and omissions are not corrected prior to the Shareholder Vote. Where a shareholder has been denied one of the most critical rights he or she possesses—the right to a fully informed vote—the harm suffered is an individual and irreparable harm.

63.    Plaintiff has no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff prays for judgment and relief as follows:

A.     Preliminarily enjoining Defendants and all persons acting in concert with them from proceeding with the Shareholder Vote or consummating the Proposed Transaction, unless and until the Company discloses the material information discussed above which has been omitted from the Registration Statement;

B.     Directing the Defendants to account to Plaintiff for all damages sustained as a result of their wrongdoing;

C.     Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and expert fees and expenses; and

D.    Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury on all issues so triable.

Dated: January 5, 2021	MONTEVERDE & ASSOCIATES PC

/s/ Juan E. Monteverde
Juan E. Monteverde (JM-8169) The Empire State Building
350 Fifth Avenue, Suite 4405
New York, NY 10118
Tel: (212) 971-1341
Fax: (212) 202-7880
Email: jmonteverde@monteverdelaw.com

Attorneys for Plaintiff